Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005
                                  Cusip No:  52517PKX8

PRICING SUPPLEMENT NO. 253
Dated July 31, 1997, to Prospectus
Supplement dated February 5, 1997
and Prospectus dated October 31, 1996

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 6 month Libor
Commission: .50%                            Telerate pg 3750
	           posted on 8/4/97
Interest Rate Basis:
( ) Treasury Rate	 Original Issue Date: 8/6/97
(x) LIBOR -6 month	 Maturity Date:       8/6/02
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.35%

Index Maturity: Semi-annual

Interest Payment Period:	 Semi-annual

Interest Reset Period:	Semi-annual

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates: 	Every 2/6 and 8/6, commencing on 2/6/98.

The aggregate principal amount of this offering is $30,000,000 and relates only to Pricing Supplement No. 253. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $9,517,500,000 and, to date, including this offering, an aggregate of $8,732,325,000 Medium-Term Notes, Series E has been issued and $4,900,890,000 are outstanding.